Exhibit 11.1

February 24, 2023

Roots Real Estate Investment Community I, LLC

1344 La France Street NE,

Atlanta, Georgia 30307

Consent of Legal Counsel

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Post-Qualification Amendment on Form 1-A (CIK No. 0001866803) (as amended, modified, or supplemented from time to time, the “Post-Qualification Amendment”) with the U.S. Securities and Exchange Commission (the “SEC”). We consent to the use of our name in the Post-Qualification Amendment. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended or the rules and regulations thereunder, including the rules and regulations of the SEC.

Very Truly Yours,

/s/ Williams Business Law, LLC

Williams Business Law, LLC